Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 18, 2023, by and between FG Group Holdings Inc., a Nevada corporation f/k/a Ballantyne Strong, Inc., a Delaware corporation (the “Company”), and Mark D. Roberson, a North Carolina resident (the “Employee”).

WHEREAS, the Company and Employee entered into an Executive Employment Agreement dated as of November 6, 2018, which was amended by that certain Amendment to Executive Employment Agreement dated effective August 16, 2021 (as amended, the “Original Agreement”); and

WHEREAS, the Company and the Employee each desire to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1. Employment. The Company hereby employs the Employee and the Employee hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth.

2. Duties and Services.

2.1 Title and Duties. During the Employment Period (defined in Section 3 below), the services rendered by Employee hereunder shall be for the Company. The Employee shall serve as Chief Executive Officer of the Company and shall perform such duties as are customary for such role in a public company registered with the Securities and Exchange Commission and listed on a national securities exchange and such other duties as may be assigned to him from time to time by the Board of Directors of the Company, which services may include serving as an officer or director of a subsidiary or affiliate of the Company.

2.2 Time. The Employee shall devote his sufficient business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays and normal illnesses pursuant to the Company’s policies in place from time to time. The Employee shall at all times comply with Company policies in place from time to time, including but not limited to the Company’s Code of Ethics. The Company acknowledges and agrees that Employee’s provision of services hereunder is non-exclusive and that Employee is also currently employed by an indirect subsidiary of the Company, Strong Technical Services, Inc. (“STS”), and in connection therewith will provide services to STS’s parent company, Strong Global Entertainment, Inc. and its subsidiaries, which employment and services may conflict with Employee’s employment with, and provision of services to, the Company. In the event of any such conflict of interest, Employee shall comply with the Company’s conflict of interest policies and communicate any such conflict of interest to the Company’s Board of Directors or Audit Committee thereof, as appropriate, and be disclosed in appropriate public documents (e.g. Proxy Statements, 8-K, 10-K, etc.).

2.3 Travel. The Employee shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with the Employee’s position and duties with the Company.

3. Term of Employment.

3.1 The Employee’s employment will be “at-will,” meaning that either the Employee or the Company may terminate the Employee’s employment at any time and for any reason, with or without cause. The period during which Employee is employed hereunder shall be referred to herein as the “Employment Period”).

3.2 In the event Employee is terminated by the Company at any time without Cause (defined in Section 3.4 below), Employee will be entitled to the following (collectively, the “Severance Benefits”), subject to the terms of Section 3.3 below): (i) severance pay in the amount of one (1) year of the Employee’s base salary at the time of termination (“Severance Pay”) and (ii) if Employee timely and properly elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay Employee’s COBRA premiums for a period of twelve (12) months following the date of Employee’s termination of employment (the “Termination Date”). The Severance Pay shall be payable over a period of twelve (12) months following the Termination Date in accordance with the Company’s regular payroll practices, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the General Release (defined in Section 3.3 below), except that, if the General Release may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 12.1 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

3.3 Employee’s receipt of the Severance Benefits is conditioned on Employee signing (without revoking if such right is provided under applicable law general release substantially in the form attached hereto as Exhibit A (the “General Release”), which form may be modified as necessary by the Company to comply with applicable law and to specify the date by which Employee must execute and return the General Release for it to be effective. Such General Release shall be provided to Employee by the Company on or about the Termination Date. Employee must execute the General Release within 60 days following the Termination Date (or such shorter time as may be set forth in the General Release).

3.4 For purposes of this Agreement, “Cause” shall mean: (i) Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee’s willful failure to comply with any valid and legal directive of the Company’s Board of Directors; (iii) Employee’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iv) Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with the Company; (v) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or (vi) Employee’s material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company.

4. Compensation.

4.1 Base Salary. For all of the services to be rendered by the Employee under this Agreement, during the Employment Period, the Company shall pay the Employee a base salary equal to $125,000 (the “Base Salary”). The compensation paid hereunder to the Employee shall be paid in accordance with the normal payroll practices of the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by the Company’s Board of Directors based upon the Employee’s performance.

4.2 Annual Bonus. Commencing with respect to the Company’s 2022 fiscal year, the Employee will be eligible to receive a bonus in an amount targeted at 60% of base salary, payable in a combination of cash and equity in the Company, as determined by the Compensation Committee of the Company’s Board of Directors. The bonus will be subject to the achievement of performance metrics and other criteria as determined by the Compensation Committee of the Company’s Board of Directors. Any equity grants will vest over a period of three to five years from the date of grant as determined by the Company’s Compensation Committee. Any equity award shall be evidenced by and subject to the terms and conditions of an Award Agreement entered into between the Company and the Employee.

5. Vacation. The Employee shall be entitled to vacation as set forth in the Employee’s employment agreement with STS. All vacations shall be in addition to recognized national holidays. During all vacations, the Employee’s compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken in compliance with applicable Company policies and only at times convenient for the Company.

6. Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Employee shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of Employee employees of the Company, to the extent permitted by such plans and by applicable law. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

7. Restrictive Covenants and Need for Protection. Employee acknowledges that, because of his senior Employee position with the Company, he has or will develop knowledge of the affairs of the Company and its subsidiaries and their relationships with dealers, distributors and customers such that he could do serious damage to the financial welfare of the Company and/or its subsidiaries should he compete or assist others in competing with the business of the Company and/or its subsidiaries. Consequently, and in consideration of his employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Employee agrees as follows:

7.1 Confidential Information.

7.1.1 Non-disclosure.

(a) Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, the Employee agrees that he will not disclose to any person or entity any Confidential Information (defined in Section 7.1.1(b) below which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know-how of the Company. Nothing contained in this Agreement shall limit the Employee’s ability to respond to a lawful subpoena; to make a report to or cooperate with any government agency, including without limitation the ability to participate in an investigation, provide information, and recover any remuneration awarded for doing so; and to comply with any other legal obligations.

(b) For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company or any of its affiliates or subsidiaries (the “Company Group”), their respective business or properties that the Company Group has furnished or furnishes to Employee, whether before or after the date of this Agreement, or is or becomes available to Employee by virtue of Employee’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Employee that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company Group, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Employee acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (ii) that is made available to Employee by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Employee outside or independent of Employee’s performance of Employee’s obligation to render services on behalf of the Company.

(c) Employee acknowledges that Employee has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also acknowledges that nothing in this Agreement shall be construed to prohibit Employee from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

7.1.2 Return of Records. All records, documents, software, computer disks and any other form of information relating to the business of the Company Group, including, without limitation, all Confidential Information, which are or were prepared or created by the Employee, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall immediately be returned to or, as the case may be, shall remain in the possession of the Company, as of the termination of the Employee’s employment with the Company.

7.2 Covenant Not to Compete. During the Employee’s employment and for a period of one (1) year thereafter, the Employee agrees that he will not participate in or finance, directly or indirectly, for himself or on behalf of any third party, anywhere in the world, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is materially competitive with the business of the Company Group, as conducted at any time during the twelve-month period prior to the time in question. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, provided that the Employee’s involvement with any such company is solely that of a passive security holder and the Employee discloses such ownership in advance to the Company’s Board of Directors, shall not constitute a violation of this paragraph. Employee acknowledges that the Company Group does business throughout the world and, thus, it is necessary and appropriate to have this covenant not to compete apply world-wide in order to protect the Company Group’s legitimate interests in its Confidential Information and close customer relationships.

7.3 Covenant Not to Solicit. The Employee agrees that he will not, during the Employee’s employment and for a period of one (1) year thereafter:

(a) directly or indirectly, request or advise any of the customers, distributors or dealers of the Company Group to terminate or curtail their business with the Company Group, or to patronize another business which is materially competitive with the Company Group; or

(b) directly or indirectly, on behalf of himself or any other person or entity, request, advise or solicit any person who is then or was in the prior six months an employee of the Company Group to leave such employment for any reason or to hire any such person as an employee or independent contractor.

7.4 Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 7 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

7.5 Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 7 will be inadequate, and that the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

8. Inventions and Discoveries.

8.1 Company Proprietary Rights. Employee acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Employee (solely or jointly) during Employee’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during Employee’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the Company Group or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company Group (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Employee conceives or develops such Company Intellectual Property, and Employee hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Employee hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Employee for such assignment. Employee also hereby waives all claims to any moral rights or other special rights (“Moral Rights”), including, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like, that Employee may have or may accrue in any Company Intellectual Property. To the extent that any such Moral Rights cannot be assigned under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Employee shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

8.2 Employee agrees to communicate promptly and to disclose to the Company in such form as the Employee may be required to do so, all information, details and data pertaining to Company Intellectual Property and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof. Employee represents and warrants to the Company that all Intellectual Property Employee delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

8.3 To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 8 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

9. Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Survival of Obligations. All obligations of the Company and the Employee that by their nature involve performance, in any particular, after the termination of the Employee’s employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of Employee’s employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

11. Officer Resignation. Upon termination of his employment with the Company for any reason, the Employee shall resign, as of the date of such termination, from any corporate office or director position held with the Company or any member of the Company Group.

12. Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

12.1 Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Unless otherwise expressly provided, any payment of compensation by Company to Employee, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A). For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that Employee is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Employee’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Employee incurs such expenses, and the Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

12.2 280G. If any payment or distribution by the Company to or for the benefit of Employee under this Agreement or any other plans or arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code (including any applicable interest and penalties, collectively “excise taxes”), then the parties agree to take such action as may be necessary to place Employee in the best after-tax position taking into account all income, employment and excise taxes, without regard to the deductibility of any payments by the Company. Thus, for example, any amount deemed to constitute a “parachute payment” under Section 280G, shall be reduced to the extent necessary to avoid excise taxes that would otherwise be imposed if, and only if, such reduction would result in Employee retaining a larger total after-tax amount of compensation, taking into account all Employee compensation, benefits, income, employment and excise taxes.

12.3 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Employee and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

12.4 Construction of Agreement. This Agreement supersedes any oral or written agreements between the Employee and the Company and any oral representations by the Company to the Employee with respect to the subject matter of this Agreement.

12.5 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nevada.

12.6 Severability. If any one or more of the provisions of this Agreement, including but not limited to Section 7 above, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

12.8 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

12.9 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 12.7, except that notice of change of address will be effective only upon receipt.

If to Company:	5960 Fairview Road, Suite 275
Charlotte, NC 28210

If to Employee:	At the address for the Employee most recently on file with the Company.

12.10 Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

FG GROUP HOLDINGS INC.		EMPLOYEE

By:	/s/ Todd R. Major	By:	/s/ Mark D. Roberson
Name:	Todd R. Major	Name:	Mark D. Roberson
Title:	Chief Financial Officer	Date:	May 18, 2023
Date: May 18, 2023

[Signature page to Amended and Restated Employment Agreement.]